EXHIBIT 10.130

CASH COMPENSATION FOR

NON-MANAGEMENT DIRECTORS OF THE REGISTRANT

As of February 25, 2005, non-management Directors of Mechanical Technology Incorporated (the "Registrant") receive a cash retainer of $16,000 per year and are reimbursed for reasonable travel and related expenses. The retainer is paid quarterly. Non-management Directors also receive 1) options to purchase 20,000 shares of the Company's common stock , 2) the Chairman of the Audit Committee receives 7,500 additional options, 3) members of the Audit Committee each receive 3,750 additional options, 4) the Chairman of the Compensation, Nominating and Governance Committee receives 5,000 additional options, and 5) members of the Compensation, Nominating and Governance Committee each receive 2,500 additional options. All options are issued to directors on the date of the Annual Meeting and are priced based on the closing price of the Company's stock on the Nasdaq National Market System on the date of grant and are immediately vested.